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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                          -----------------
                                                           SEC FILE NUMBER
                                                              811-21479
                                                             CUSIP NUMBER
                                                          -----------------

(CHECK ONE): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
             [ ] Form N-SAR [X] Form N-CSR

For period ended: March 31, 2009

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the transition period ended: ___________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

FULL NAME OF REGISTRANT
Madison Harbor Balanced Strategies, Inc.

FORMER NAME IF APPLICABLE
Not Applicable

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
405 Lexington Avenue, 47th Floor

CITY, STATE AND ZIP CODE
New York, NY 10174

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day
    [X] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to an unresolved valuation issue the information contained in the N-CSR cannot be furnished prior to the deadline without unreasonable effort and expense. The Company anticipates that it will file its Certified Shareholder Report on Form N-CSR within the period provided by the Rule 12b-25 under the Securities Exchange Act of 1934, as amended.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Michael Fortier                    212                     380-5500
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         (Name)                      (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Madison Harbor Balanced Strategies, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 8, 2009                     By: /s/ Michael Fortier
                                           -------------------------------------
                                          Name: Michael Fortier
                                          Title: Chief Financial Officer

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                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                         VIOLATIONS (SEE 18 U.S.C. 1001)
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